EXHIBIT 16.1

March 4, 2009

Via email and regular mail

financial@tcimail.biz

rjliii@tcimail.biz

trishaw@tcimail.biz

TheChildren’s Internet

C/O TCI Holding

Attention: Richard Lewis

9701 Fair Oaks Blvd., Suite 200

Fair Oaks, CA 95628

Dear Mr. Lewis,

Effective March 4, 2009, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation because although we proposed an engagement letter on January 29, 2009, we have not yet been engaged to prepare the 2008 audit, which will be due within a number of weeks, and due to continued failure to pay for our services on a timely basis.

We wish to remind you that you have unpaid invoices totaling $358.45 from the prior quarter and an unpaid amount of $1,687.00 for current services rendered since the prior quarter as indicated in the attached invoice. Please remit payment in full for all of these invoices immediately. If you are not in a position to make immediate payment, please call us so that we may discuss an extended payment arrangement.

You should take steps to retain a new accounting firm as there are a number of accounting matters that require immediate attention. Among those matters includes the 2008 year-end audit and other matters that we are not yet aware.

Subject to your making satisfactory arrangements for the payment of your outstanding invoices, we will cooperate with your new accountants in addressing these and other matters. To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communicating with others regarding your company’s affairs. We look forward to helping you make a smooth transition with your new accountants.

Hunter & Renfro, LLP

455 Capitol Mall, Suite 235 ■ Sacramento, CA ■ 95814 ■ Tel 916-443-5670 ■ Fax 916-443-8938

Invoice submitted to:

Childrens Internet

c/o TCI Holding

9701 Fair Oaks Blvd

Suite 200

Fair Oaks CA 95628

March 02, 2009

Invoice # 22577

Professional Services

			Hours	Amount
1/29/2009	NM	Prepare documents	0.20	13.00
	RCR	Phone call w/accountant; prepare audit information	0.20	40.00
1/30/2009	RCR	Phone call w/accounting; prepare audit information	0.70	140.00
2/1/2009	RCR	Prepare audit Information for planning	3.10	620.00
2/2/2009	RCR	Prepare audit Information for planning	2.90	580.00
2/6/2009	TC	Prepare documents	0.10	8.50
	RCR	Audit planning	0.40	80.00
3/4/2009	TC	Prepare Information for final	0.30	25.50
	RCR	Prepare Information for client as requested; draft letter	0.90	180.00
	For professional services rendered		8.80	$1,687.00

	Balance due			$1,687.00

455 Capitol Mall, Suite 235 ■ Sacramento, CA ■ 95814 ■ Tel 916-443-5670 ■ Fax 916-443-8938

Invoice submitted to:

Childrens Internet

c/o TCI Holding

9701 Fair Oaks Blvd

Suite 200

Fair Oaks CA 95628

November 21, 2008

Invoice # 22246

Professional Services

			Hours	Amount

10/16/2008	RCR	Review Information from client; review board action requests	0.90	180.00
10/17/2009	RCR	Review Information from client	0.10	20.00
10/20/2008	RCR	Review Information from client	0.20	40.00
11/4/2008	RCR	Prepare audit Information	0.20	40.00
11/10/2008	RCR	Phone call w/ clt re accounting Issues for quarter; review prior quarter open Items	0.40	80.00
11/11/2008	TC	Phone call to client (left message for Tricia)	0.10	8.50
11/14/2008	KS	Prepare financial reports & prepare trial balance	2.90	188.50
	NM	Prepare 10Q-Q3 files & prepare workpapers	1.20	78.00
	RCR	Prepare quarterly Information	2.10	420.00
11/15/2008	RCR	Prepare quarterly Information	5.30	1,060.00
11/16/2008	RCR	Prepare quarterly Information	4.10	820.00
11/17/2008	RCR	Prepare quarterly Information	7.20	1,440.00
11/18/2008	RCR	Prepare quarterly Information	7.60	1,520.00
11/19/2008	RCR	Prepare quarterly Information	6.00	1,200.00
11/20/2008	JSH	Review 10Q-Q3 workpapers	1.70	340.00
	RCR	Prepare quarterly Information wrap up & mgmt letter	2.70	540.00
	For professional services rendered		42.70	$7,975.00

	Accounts receivable transactions

11/14/2008	Payment – Thank you, Check 0037909446			($9,000.00)
11/21/2008	Credit			($358.45)
				($9,358.45)

	Balance due			0